EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
February 20, 2026	(212) 441-6877
brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES

FULL-YEAR AND FOURTH QUARTER 2025 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2025.

“As recent studies have found, access to Federal Home Loan Bank funding leads to increased local lending activity and broad financial stability,” said Randolph C. Snook, president and CEO of the FHLBNY. “Throughout 2025, reliable access to FHLBNY liquidity has supported our members as they make the loans that create new housing supply, support businesses small and large, and help households achieve the dream of homeownership.  The impact of the daily availability of our funding was seen across 2025, as reflected in our results for the year.”

Highlights from 2025 include:

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The FHLBNY’s net income for 2025 was $599.8 million, a decrease of $138.7 million, or 18.8%, from net income of $738.5 million for 2024. Net interest income for the year was $851.8 million, a decrease of $135.0 million, or 13.7%, from $986.8 million in 2024. The decrease in net interest income was driven by a decrease of 85 basis points on yield on average earning assets and a decrease of $8.9 billion in average advances balances from the prior year period. Non-interest income decreased by $9.5 million, or 8.4%, to $103.1 million in 2025 compared with the prior year, due to a decrease in net unrealized fair value gains on derivatives and hedged items, including trading securities held for liquidity purposes. Non-interest expense increased by $9.3 million, or 3.3%, to $288.3 million in 2025 compared with the prior year.

•	Return on average equity (“ROE”) for the year was 7.25% (annualized), compared to ROE of 8.49% for 2024.

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The FHLBNY allocated $66.7 million from its 2025 earnings for its Affordable Housing Program. The FHLBNY set aside an additional $48.3 million from the year’s earnings for voluntary contributions to affordable housing and community development initiatives.

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As of December 31, 2025, total assets were $156.5 billion, a decrease of $3.8 billion, or 2.4%, from total assets of $160.3 billion at December 31, 2024.  As of December 31, 2025, advances (par amount) were $92.5 billion, a decrease of $14.0 billion, or 13.1%, from $106.5 billion at December 31, 2024.

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As of December 31, 2025, total capital was $8.0 billion, a decrease of $0.4 billion from total capital of $8.4 billion at December 31, 2024. The FHLBNY’s retained earnings increased by $0.1 billion to $2.6 billion as of December 31, 2025, of which $1.3 billion was unrestricted and $1.3 billion was restricted. At December 31, 2025, the FHLBNY was in compliance with its regulatory capital ratios and liquidity requirements.

Highlights from the fourth quarter of 2025 include:

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Net income for the quarter was $131.3 million, a decrease of $22.0 million, or 14.4%, from net income of $153.3 million for the fourth quarter of 2024. Net interest income for the quarter was $210.3 million, a decrease of $26.6 million, or 11.2%, from $236.9 million in the fourth quarter of 2024. The decrease in net interest income was driven by a decrease of 64 basis points on yield on average earning assets and a decrease of $13.0 billion in average advances balances from the prior year period. Non-interest income increased by $6.7 million, or 27.5%, to $31.1 million in the fourth quarter of 2025 compared with the prior year’s quarter, due to an increase in net unrealized fair value gains on derivatives and hedged items, including trading securities held for liquidity purposes. Non-interest expense increased by $4.7 million, or 5.2%, to $95.2 million in the fourth quarter of 2025.

•	Return on average equity (“ROE”) for the quarter was 6.53% (annualized), compared to ROE of 6.80% for the fourth quarter of 2024.

Selected Balance Sheet Items (dollars in millions)

	December 31,	December 31,
	2025	2024	Change

Advances	$92,307	$105,838	$(13,531)
Mortgage loans held for portfolio	2,644	2,345	299
Mortgage-backed securities	20,460	19,397	1,063
Liquidity assets	37,885	30,344	7,541
Total assets	$156,545	$160,300	$(3,755)

Consolidated obligations	$144,486	$148,411	$(3,925)
Capital stock	5,411	6,014	(603)
Unrestricted retained earnings	1,286	1,286	-
Restricted retained earnings	1,329	1,209	120
Accumulated other comprehensive income (loss)	(11)	(100)	89
Total capital	$8,015	$8,410	$(395)

Capital-to-assets ratio (GAAP)	5.12%	5.25%
Capital-to-assets ratio (Regulatory)	5.13%	5.31%

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Operating Results (dollars in millions)

	Quarter Ended December 31,			Year Ended December 31,
	2025	2024	Change	2025	2024	Change

Total interest income	$1,621.9	$2,002.6	$(380.7)	$7,189.5	$8,918.6	$(1,729.1)
Total interest expense	1,411.6	1,765.7	(354.1)	6,337.7	7,931.8	(1,594.1)
Net interest income	210.3	236.9	(26.6)	851.8	986.8	(135.0)
Provision (Reversal) for credit losses	0.3	0.5	(0.2)	0.1	(0.2)	0.3
Net interest income after provision for credit losses	210.0	236.4	(26.4)	851.7	987.0	(135.3)
Non-interest income (loss)	31.1	24.4	6.7	103.1	112.6	(9.5)
Non-interest expense	95.2	90.5	4.7	288.3	279.0	9.3
Affordable Housing Program assessments	14.6	17.0	(2.4)	66.7	82.1	(15.4)
Net income	$131.3	$153.3	$(22.0)	$599.8	$738.5	$(138.7)

Return on average equity	6.53%	6.80%		7.25%	8.49%
Return on average assets	0.34%	0.37%		0.37%	0.44%
Net interest margin	0.55%	0.58%		0.53%	0.59%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of December 31, 2025, the FHLBNY serves 339 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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